Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER PROVIDES 2023 REVENUE OUTLOOK OF $14 BILLION

EXPECTS 2023 FREE CASH FLOW OF APPROXIMATELY $1 BILLION

ADJUSTS 2018 FULL YEAR EPS GUIDANCE RANGE TO $4.35-$4.40 BASED ON CHANGING INDUSTRY CONDITIONS

Auburn Hills, Michigan, September 18, 2018 – BorgWarner Inc. (NYSE: BWA) today is hosting its 2018 Investor Day at its Propulsion Technical Center in Auburn Hills, Michigan.  During the event, company executives will share the company’s growth strategy, vision and extensive product portfolio for combustion, hybrid and electric vehicle propulsion.   As part of this event, management has provided its 2023 outlook for the company.

2023 Outlook Highlights:
•	Compared to industry volume expectations, the company expects to be overweight in hybrid and electric revenue by 2023.

•	Revenue related to combustion, hybrid and electric vehicle propulsion is expected to grow in excess of industry volume in all three propulsion system categories.

•	The company anticipates 2023 consolidated revenue of approximately $14.0 billion.

•	Operating margin is expected to improve to the low 13% range by 2023.

•	2023 free cash flow is expected to be approximately $1.0 billion.

•	Free cash flow outlook implies an approximate 12% Compound Annual Growth Rate (CAGR) when compared to 2018 guidance of $550 million to $575 million.

Updated 2018 Guidance: The company has moderated its 2018 full year organic growth guidance, due to weaker industry volumes primarily in China, with additional short-term issues in Europe.  Full year net sales are now expected to be in the range of $10.49 billion to $10.58 billion.  This implies organic sales growth of approximately 4.5% to 5.5% or 450 to 550 basis points over the company's light vehicle market exposure.  2018 full year adjusted net earnings are now expected to be within a range of $4.35 to $4.40 per diluted share.  The company expects third quarter 2018 organic net sales growth of approximately 3.0% to 3.5%.  Third quarter 2018 adjusted net earnings are now expected to be within a range of $0.98 to $1.00 per diluted share.

At 11:00 a.m. ET today, the company will webcast today's presentation and a questions and answer session with investors at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles.  With manufacturing and technical facilities in 66 locations in 18 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements contained in, or incorporated by reference into this presentation, future filings by us with the Securities and Exchange Commission (“SEC”), and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, our expectations may not prove to be correct. Forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations in the countries in which we operate. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this presentation and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

2